EXHIBIT 99.1

ARRAY BIOPHARMA LICENSES CANCER DRUG ARRY-543 TO ASLAN PHARMACEUTICALS

Singapore and Boulder, Colo., (July 13, 2011) — ASLAN Pharmaceuticals Pte Ltd and Array BioPharma Inc. (NASDAQ: ARRY) today announced a license agreement to develop Array’s HER2 / EGFR inhibitor, ARRY-543, currently entering Phase 2 development for solid tumors.

Under the agreement, ASLAN will fund and globally develop ARRY-543 through proof of concept, initially targeting patients with gastric cancer through a development program conducted in Asia. Upon achievement of proof of concept, ASLAN will identify a global partner for phase 3 development and commercialization.  Array will share a significant portion of the proceeds of such partnering transaction.  The agreement also includes an option for the two parties to negotiate to license a second undisclosed compound.

“Array has an established track record generating innovative oncology compounds,” said Dr Carl Firth, CEO of ASLAN. “ARRY-543 is one of the leading drug candidates in this important class and we believe has the potential to transform the way many tumors are treated.”

“Our partnership with ASLAN provides a great opportunity to fund and advance the development of ARRY-543,” said Robert E. Conway, CEO of Array BioPharma.  “ASLAN’s creative development strategy of leveraging Asia to conduct clinical development is particularly compelling for ARRY-543 due to the high prevalence of patients with gastric cancer in Asia.  ASLAN’s oncology team, led by Dr Alan Barge, provides a rare combination of global and Asian drug development experience.”

About ARRY-543 / HER2 / EGFR inhibitor

ARRY-543 is a novel, selective and oral HER2 / EGFR inhibitor, and has shown clinical activity in both HER2 positive and EGFR positive tumors. Over 200 patients have received ARRY-543 either as monotherapy or in combination with chemotherapy. ASLAN will initiate phase 2 trials in gastric cancer and other tumor types.

About Gastric Cancer in Asia

Gastric cancer is a major public-health problem in East Asia. Patients with locally advanced, metastatic and recurrent disease have a poor prognosis, with an overall median survival of approximately 11 months. EGFR and HER2 receptors are commonly overexpressed together in gastric cancer. Recent data from pivotal studies of trastuzumab (Herceptin®) indicate that the activity of this drug is limited to the subset of patients whose disease has amplified copies of the HER2 gene. ARRY-543 has the potential to augment or supersede the activity of trastuzumab in this population, and in the broader population of gastric cancers that co-express both EGFR and HER2 receptors.

About ASLAN

ASLAN Pharmaceuticals is an Asia enabled pharmaceutical company that develops novel medicines for global markets, headquartered in Singapore. ASLAN licenses preclinical and early clinical compounds from global pharmaceutical companies, focusing on oncology, respiratory and inflammation diseases, and uses the high quality and efficient development resources available across Asia to progress the drugs through clinical development. ASLAN will partner with pharmaceutical companies for late phase global development and commercialization. For more information, please visit www.aslanpharma.com.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. For more information on Array, please go to www.arraybiopharma.com.

Array BioPharma Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the development plan for ARRY-543, a partnering transaction for the further development and commercialization of ARRY-543, our potential to earn a portion of future payments under such a partnering transaction, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate and future plans to progress and develop ARRY-543. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability and ASLAN’s ability to continue to fund and successfully progress research and development efforts; ASLAN’s ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; ASLAN’s ability to out-license commercialization of ARRY-543 on favorable terms; risks associated with dependence on ASLAN for the clinical development and on a third party for the commercialization of ARRY-543; the ability of collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists and management. We are providing this information as of July 13, 2011. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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ASLAN Pharmaceuticals
Sean Wong,  +65 62224235
media@aslanpharma.com

Array BioPharma Inc.
Tricia Haugeto,  +1 303-386-1193
thaugeto@arraybiopharma.com